ITEM 10.  RECENT SALES OF UNREGISTERED SECURITITES

Under the provisions of Regulation 229.701, item
701, Standard and Poor's and the Pink Sheet have reported sales which were misrepresented as there is a RCC Holdings, Inc of Nevada, in which, a corporate take-over was attempted by a Director of said Nevada Corporation. Mr. Taggatz used the symbol (RCCL) (other OTC) in which he sold stock under the historical chart of RCC Holdings, Corp as of June 13, 2003. We have included as an Exhibit a photographic copy of a quotation sheet by pinksheets.com displaying a $17 sales price, as of May 30, 2003 and a $1 sales price as of March 25, 2003. There is no connection either by acquisition, merger, or stock trade represented under the books, records, Bylaws, and minutes of RCC Holdings, Inc., a Nevada
Corporation or RCC Holdings, Corp., a Colorado
Corporation. RCC Holdings, Corp of Colorado was registered with Standard and Poor's on or near it's date of incorporation. There have been no filings with the SEC, the State of Colorado, the State of Nevada, that reflect any co-mingling of these two identities.